SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LINEAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LINEAR TECHNOLOGY CORPORATION
________________________

Notice of Annual Meeting of Stockholders
To Be Held on November 7, 2007

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Linear Technology Corporation, a Delaware corporation (the "Company"), will be held on November 7, 2007 at 3:00 p.m., local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, for the following purposes:

1.	To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 29, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of the Company's common stock at the close of business on September 10, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

FOR THE BOARD OF DIRECTORS

/s/ Paul Coghlan
Paul Coghlan
Secretary
Milpitas, California
September 26, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

LINEAR TECHNOLOGY CORPORATION
________________________

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
________________________

INFORMATION CONCERNING SOLICITATION
AND VOTING

General

      The enclosed Proxy is solicited on behalf of the Board of Directors of Linear Technology Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held November 7, 2007, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035. The telephone number at that location is (408) 432-1900.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended July 1, 2007, including financial statements, were mailed on or about September 26, 2007 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on September 10, 2007 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 226,838,463 shares of the Company's common stock, par value $0.001, were issued and outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Paul Coghlan, Vice President of Finance and Chief Financial Officer) a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person.

Voting Rights and Solicitation of Proxies

     On all matters other than the election of directors, each share has one vote. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at five) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless a stockholder has, prior to the voting, given notice at the meeting of the stockholder's intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible.

     The Company will bear the cost of soliciting proxies. Solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, e-mail or personal solicitation by directors, officers or regular employees of the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. No additional compensation will be paid to these persons for these services.

Quorum; Abstentions; Broker Non-Votes

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances or as discussed below, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and the Company's Bylaws for approval of proposals presented to stockholders. A quorum consists of the presence, in person or by proxy, of a majority of shares of the Company's common stock entitled to vote.

     When proxies are properly dated, executed and returned, the shares represented by those proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

     Pursuant to Delaware law, the Inspector will include shares that are voted "WITHHELD" or "ABSTAIN" on a particular matter among the shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting generally, and also among the shares voting on that particular matter (the "Votes Cast"). Broker non-votes on a particular matter will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of "Votes Cast" with respect to the matter on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the determination as to whether the requisite approval has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

     Stockholders are entitled to present proposals for action at a forthcoming Annual Meeting of Stockholders if they comply with the requirements of the Company's Bylaws and the proxy rules established by the Securities and Exchange Commission. Stockholders' proposals that are to be submitted for inclusion in the Company's proxy statement and form of proxy card for next year's Annual Meeting must be received by the Company no later than 120 days prior to the one year anniversary date of the mailing of this Proxy Statement. Assuming a mailing date of September 26, 2007 for this Proxy Statement, the deadline for stockholder proposals for next year's Annual Meeting will be May 29, 2008.

     In addition, under the Company's Bylaws, a stockholder wishing to make a proposal at next year's Annual Meeting, including nominating someone other than management's slate of nominees for election to the Board of Directors, must submit that proposal to the Company not less than 90 days prior to the meeting (or, if the Company gives less than 100 days notice of the meeting, then within ten days after that notice). The Company may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year's Annual Meeting. In addition, assuming a mailing date of September 26, 2007 for this Proxy Statement, the proxy holders at next year's Annual Meeting will have similar discretionary authority to vote on any matter that is submitted to the Company after August 12, 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company's Bylaws currently provide for a Board of five directors, and all positions on the Board are currently filled. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than five persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them as of September 10, 2007, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert H. Swanson, Jr.	69	Executive Chairman and Former Chief Executive Officer of the Company	1981
Lothar Maier	52	Chief Executive Officer of the Company	2005
David S. Lee	70	Chairman and Chief Executive Officer, eOn Communication Corp.	1988
Richard M. Moley	68	Former President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	56	Chief Executive Officer, Dubai Group LLC	1984

      There are no family relationships among the Company's directors and executive officers.

     Mr. Swanson, a founder of the Company, has served as Executive Chairman of the Board of Directors since January 2005. Prior to that time he served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and prior to that time as President, Chief Executive Officer and a director of the Company since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University.

     Mr. Maier was named Chief Executive Officer of the Company in 2005. Prior to that, Mr. Maier served as the Company's Chief Operating Officer for more than five years. Before joining the Company, Mr. Maier held various management positions at Cypress Semiconductor Corp. from 1983 to 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley.

      Mr. Lee is Chairman of the Board and Chief Executive Officer of eOn Communication Corp., Chairman of the Boards of Cortelco, Inc. and Spark Technology Corp., and a former Regent of the University of California. He also serves as a Senior Advisor to Silver Lake, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. ("DTC"), and in 1988, DTC acquired and merged with Qume. Currently, Mr. Lee is a member of the board of directors of ESS Technology Inc., iBasis Inc., and Daily Wellness Co., in addition to the companies of which he is chairman. Mr. Lee served as a member of the President's Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, as well as having founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers' Association and the Monte Science and Technology Association.

     Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Echelon Corporation, Calient Networks, Longboard, Inc. and Novera Optical.

     Mr. Volpe has served as Chief Executive Officer of Dubai Group LLC since February 2007 and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, Cyalume Technologies, Inc., Kline Hawkes & Co., LLC, Minor League Baseball and the Dubai Group.

Board Meetings and Committees

     The Board of Directors of the Company held a total of eight meetings during the fiscal year ended July 1, 2007. No director attended fewer than 75% of the meetings of the Board of Directors and the Board committees upon which such director served. All directors attended the last Annual Meeting of Stockholders.

Audit Committee

     The Audit Committee currently consists of directors Lee, Moley and Volpe, and held a total of five meetings during the last fiscal year. The Audit Committee is governed by a written charter that it has adopted. A copy of the Audit Committee charter can be found on the Company's website at www.linear.com. The Audit Committee appoints, compensates and oversees the Company's independent registered public accounting firm. The Audit Committee also approves the accounting fees paid to the independent accounting firm and pre-approves all audit and non-audit services to be provided by them. In addition, the Audit Committee also monitors the independence of the firm.

     The Audit Committee meets independently with the independent accounting firm and with senior management to review the general scope of the Company's accounting activities, financial reporting and annual audit, matters relating to internal control systems, and the results of the annual audit.

     The Audit Committee also reviews and approves any proposed transactions between the Company and officers and directors or their affiliates.

     The Board of Directors has determined that Mr. Volpe is an "Audit Committee Financial Expert," as that phrase is defined in the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of directors Lee, Moley and Volpe, and held a total of two meetings during the last fiscal year. The committee reviews and approves the Company's executive compensation policies, the salaries and bonus plans and payments for the Company's executive officers, and administers the Company's equity incentive plans. The Compensation Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Nominating Committee

     The Nominating Committee currently consists of directors Lee, Moley and Volpe, and held one meeting during the last fiscal year. The Nominating Committee is responsible for proposing nominees for election as directors by the Company's stockholders at the Annual Meeting. The committee reviews the size and composition of the Board and determines the criteria for membership. The committee also reviews and considers nominees for election to the Board, including any nominee submitted by the stockholders. In addition, the committee reviews the composition of the Board committees and recommends persons to serve as committee members. The Nominating Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Corporate Governance Matters

   Policy for Director Recommendations and Nominations

     The Nominating Committee considers candidates for Board membership suggested by the Board of Directors, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of the Company. Stockholders must have held these shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating Committee will consider a nominee recommended by the Company's stockholders in the same manner as a nominee recommended by members of the Board of Directors or management.

     A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to the Company, attention of:

     Nominating Committee
c/o Linear Technology Corporation
720 Sycamore Drive
Milpitas, CA 95035

The notice must include:

  The candidate's name, and home and business contact information;

  Detailed biographical data and relevant qualifications of the candidate;

  A signed letter from the candidate confirming his or her willingness to serve;

  Information regarding any relationships between the candidate and the Company within the last three years; and

  Evidence of the required ownership of common stock by the recommending stockholder.

     In addition, a stockholder may nominate a person for election to the Board of Directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the requirements set forth in the Company's Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an Annual Meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals."

     Where the Nominating Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the committee considers a number of factors, including the following:

  The current size and composition of the Board of Directors and the needs of the Board and the respective Board committees.

  Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

  Such other factors as the committee may consider appropriate.

     The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

  The highest personal and professional ethics and integrity.

  Proven achievement and competence in the nominee's field and the ability to exercise sound business judgment.

  Skills that are complementary to those of the existing Board members.

  The ability to assist and support management and make significant contributions to the Company's success.

  An understanding of the fiduciary responsibilities that are required of a member of the Board, and the commitment of time and energy necessary to diligently carry out those responsibilities.

     In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated for election to the Board, and the Board of Directors determines the actual nominees after considering the recommendation and report of the Nominating Committee.

    Stockholder Communications to Directors

     Stockholders may communicate directly with the members of the Company's Board of Directors by sending a written communication to the Board of Directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by the Company's Chief Financial Officer and submitted to the Board or an individual director, as appropriate, on a periodic basis.

     The Company strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

    Director Independence

     In July 2007, the Board of Directors undertook a review of the independence of its directors and director nominees and considered whether any such person had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Swanson, the Company's Executive Chairman and former Chief Executive Officer, and Mr. Maier, the Company's current Chief Executive Officer, are independent of the Company and its management under the corporate governance standards of Nasdaq. In addition, the Board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in the Nasdaq listing standards.

     As part of each regularly scheduled meeting of the Board of Directors, the independent directors meet separately from management and the non-independent directors.

Code of Business Conduct and Ethics

     The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of the Company, including the Company's senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.linear.com. The Company also intends to post amendments to or waivers from the Code of Business Conduct and Ethics on its website.

Vote Required and Recommendation of Board of Directors

     The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Votes "withheld" will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors under Delaware law.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending June 29, 2008, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Board of Directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

	Fees Paid to Ernst & Young LLP
	2006	2007
Audit Fees(1)	$697,000	$951,000
Audit-Related Fees(2)	$5,000	$5,000
Tax Fees(3)	$121,000	$108,000
All Other Fees(4)	$5,000	--
____________________

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements and review of the interim consolidated financial statements included in the Company's public reports, the Company’s debt offering, and any other services that Ernst & Young normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.

(2)	Audit-Related Fees consist of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements but that are not reported under "Audit Fees." The services for the fees disclosed under this category are for procedures performed related to the Company's filing to comply with California environmental regulations.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.

(4)	All Other Fees consist of fees for products and services other than those reported above.

Pre-Approval Process for Auditor Services

     All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required; Recommendation of Board of Directors

     The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 29, 2008.

BENEFICIAL SECURITY OWNERSHIP OF
DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's common stock, as of the Record Date, by (a) each beneficial owner of more than 5% of the Company's common stock, (b) the Company's Chief Executive Officer, Chief Financial Officer and three other executive officers of the Company who, based on their total compensation, were the most highly compensated in fiscal 2007 (collectively, the "Named Executive Officers"), (c) each director of the Company, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Common Stock
Beneficial Owner	Shares	Percentage
Capital Research and Management Company (1)	53,043,500	23.3%
333 South Hope Street
Los Angeles, CA 90071
Goldman Sachs Group Inc. (2)	16,743,328	7.4%
85 Broad Street
New York, NY 10004
State Farm Insurance Companies (3)	15,923,250	7.0%
One State Farm Plaza
Bloomington, IL 61710
Robert H. Swanson, Jr. (4)	1,981,400	*
Lothar Maier (5)	705,590	*
Paul Coghlan (6)	912,119	*
Robert C. Dobkin (7)	1,760,404	*
Donald E. Paulus (8)	188,073	*
David S. Lee (9)	172,000	*
Richard M. Moley (10)	172,000	*
Thomas S. Volpe (11)	236,000	*
All directors and executive officers as a group (17 persons) (12)	7,323,505	3.2%
____________________

*	Less than one percent of the outstanding common stock.

(1)	Based on information as of June 30, 2007 reported on Schedule 13F filed with the Securities and Exchange Commission.

(2)	Based on information as of June 30, 2007 reported on Schedule 13F filed with the Securities and Exchange Commission.

(3)	Based on information as of September 10, 2007 provided by State Farm Insurance Companies.

(4)	Includes (i) 260,000 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson, Trustees of the Robert H. Swanson, Jr. and Sheila L. Swanson Trust U/T/A dated May 27, 1976, (ii) 1,631,400 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and (iii) 90,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(5)	Includes 630,060 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and 40,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(6)	Includes 646,690 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and 43,668 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(7)	Includes (i) 637,904 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin, Trustees of the Dobkin Family Trust dated April 16, 1991, (ii) 793,060 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and (iii) 24,003 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(8)	Includes 149,280 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and 29,872 shares subject to Company rights of repurchase pursuant to restricted stock agreements.

(9)	Consists of 172,000 shares issuable pursuant to options exercisable within 60 days of September 10, 2007.

(10)	Consists of 172,000 shares issuable pursuant to options exercisable within 60 days of September 10, 2007.

(11)	Consists of 204,000 shares issuable pursuant to options exercisable within 60 days of September 10, 2007.

(12)	Includes 5,332,410 shares issuable pursuant to options exercisable within 60 days of September 10, 2007 and 401,491 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION
For Fiscal Year Ended July 1, 2007

Compensation of Non-Employee Directors

     The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended July 1, 2007. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for their services as directors beyond what they receive as employees and officers of the Company.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
David S. Lee	$ 57,000	$ 165,382	$ 222,382
Richard M. Moley	$ 57,000	$ 165,382	$ 222,382
Thomas S. Volpe	$ 72,000	$ 165,382	$ 237,382
____________________

(1)	Amounts represent the expensed fair value of stock options granted in 2007 under SFAS 123(R) as discussed in Note 2, "Stock-Based Compensation," to the Company's financial statements included in the Company's Annual Report on Form 10-K. The full grant date fair value of the options granted to each independent director, computed in accordance with FAS 123R, as discussed in Note 2 to the Company's financial statements, is as follows: David S. Lee-$177,022; Richard M. Moley-$177,022; and Thomas S. Volpe-$177,022.

     The Company has agreed to indemnify each director and officer against certain claims and expenses for which the individual might be held liable in connection with past or future services to the Company and its subsidiaries. The Company maintains insurance policies insuring its officers and directors against such liabilities.

     The Company currently pays each non-employee director an annual retainer of $45,000 and a fee of $1,500 for each meeting of the Board of Directors attended. Directors are generally eligible to receive stock options and other awards under the Company's equity incentive plans. During the fiscal year ended July 1, 2007, Messrs. Lee, Moley and Volpe each received an option to purchase 20,000 shares of common stock at an exercise price of $36.52 per share. Each of these options vests as to 100% of the shares subject to the option one year from the date of grant. Mr. Volpe also currently receives an annual retainer of $15,000 as Chairman of the Audit Committee (in addition to his annual retainer of $45,000). At July 1, 2007, Messrs. Lee and Moley each held exercisable options to purchase 152,000 shares, and Mr. Volpe held exercisable options to purchase 216,000 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

     The Company's compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee ensures that the total compensation paid to the Company's executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on the Company's website at www.linear.com. Generally, the form and type of compensation and benefits provided to the Named Executive Officers, as defined in the Beneficial Security Ownership Table on page 10, are similar to those provided to the Company's other executive officers.

Compensation Philosophy and Objectives

     The Compensation Committee has adopted an executive pay-for-performance philosophy covering all executive officers, including the Executive Chairman, Chief Executive Officer and Chief Financial Officer. The objectives of the Compensation Committee are to provide competitive levels of total compensation to attract and retain talented, qualified executive officers, who are critical to the Company's long-term success; combine base salary, bonus and stock option awards and restricted stock grants to motivate all employees; and to align the financial interests of executive officers and stockholders through equity-based plans. The Company believes that the compensation of its executive officers should reward their success as a management team and as individuals in attaining key operating objectives, namely growth of revenue and growth of net income, as well as other nonfinancial corporate objectives. Pay is sufficiently variable that above-average performance by the Company or the individual results in above-average total compensation, and below-average performance results in below-average total compensation. The focus is on corporate performance and individual contributions toward that performance.

     Compensation is comprised of: base salary, adjusted annually by the Compensation Committee based on both market compensation for similar positions and the individual performance of each executive officer; annual non-equity profit sharing and bonus payments based upon the achievement of corporate objectives; and equity-based awards to provide long-term compensation based on Company performance. The long-term component of compensation is aimed at tying compensation levels to the generation of long-term stockholder value.

Role and Authority of Compensation Committee

     The Compensation Committee consists of Messrs. Lee, Moley and Volpe. Each member of the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by NASDAQ.

     The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of the Company's executive officers and meets on a regular quarterly basis. The Compensation Committee reviews and approves each of the elements of the executive officer compensation program of the Company and regularly assesses the effectiveness and competitiveness of the program. The Compensation Committee either approves itself or recommends approval of equity awards to the Board, which also meets on a regular quarterly basis.

     Regarding most compensation matters, including executive officer and director compensation, management provides recommendations to the Compensation Committee. The Compensation Committee evaluates management's proposal in order to reach a decision on the appropriate level of compensation. The Compensation Committee has not delegated any of its powers or responsibilities to others in approving compensation.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee reviews and approves the total compensation of all the Company's executive officers. The Company's management periodically considers the compensation practices of peer companies in the U.S. semiconductor industry when making decisions on executive officer compensation, including base salaries, bonuses and equity incentives. However, the Company tailors its compensation decisions to reward adherence to its own corporate strategies and long-term objectives. Consistent strong profitability is an objective of the Company; therefore, annual variable cash compensation tied to the Company's profitability is a meaningful component of overall compensation. The peer companies that the Company reviews are ones with which the Company competes for business as well as talent.

     Based on management's analysis, the Executive Chairman and CEO prepare and submit to the Compensation Committee compensation recommendations for the Company's executive officers for Committee review and approval. The Compensation Committee considers, but is not bound to, management's recommendations with respect to executive officer compensation. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. Management may attend portions of the Compensation Committee's meetings, but the Compensation Committee also meets without any members of management present. The Compensation Committee discusses Mr. Swanson's and Mr. Maier's compensation package with each of them, but makes decisions with respect to Mr. Swanson's and Mr. Maier's compensation without either of them present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee's charter, although to date it has not done so.

Compensation Components

     The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has five principal and two additional components, which are intended to attract, retain, motivate and reward executive officers who are expected to manage both the short-term and long-term success of the Company. These components are:

  Base Salary

  Profit Sharing

  Bonuses

  Stock Options

  Restricted Stock

  Health and Retirement Benefits

  Perquisites

     Under the Compensation Committee's supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of the Company’s compensation policy. For instance, base salary is set with the goal of attracting executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent, the services they perform and the skills and experience they bring to the Company. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive officer, the Company takes into consideration each element of the proposed compensation package, as well as the executive officer's past and expected future contributions to the Company's business. The Company believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of its compensation program. However, the Company strongly believes in engaging and retaining the best talent in critical functions, and this may entail negotiations with individual executives who have significant compensation packages with current or other potential employers. In order to enable the Company to hire and retain talented executive officers, the Compensation Committee may therefore determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company's standard practices when such deviation is required by competitive or other market forces.

     Base Salary - A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Base salary is predicated on performance judgments as to the past and expected future contribution of the individual executive officer. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities. Base salaries for each of the Named Executive Officers are reflected in the column labeled "Salary" of the Summary Compensation Table on page 18.

     Profit Sharing - Consistent strong profitability is an objective of the Company. All employees affect the Company's success in this objective. To reinforce success, the Company funds a profit sharing program for employees generally. Amounts paid under the profit sharing program are typically a meaningful portion of each eligible employee's total compensation. Profit sharing payments are distributed semi-annually to all eligible employees, including executive officers, from a profit sharing pool. The amount of the pool is largely determined by the magnitude of sales and operating income for the six-month period. This pool is distributed to all eligible employees based on the ratio of their individual salary to total salaries for all eligible employees. Executive officers participate in the same way as other employees. For all eligible United States employees, a portion of this profit sharing is paid directly into a 401(k) retirement plan.

     Bonuses - Employees with significant leadership roles or who are technically accomplished have a greater impact on the Company's growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive semi-annual cash bonuses. Targets for sales growth and operating income as a percentage of sales influence the size of the pool. Individual payments are made based on the Company's achievement of these targets and upon the individual's personal and departmental performance. Bonus amounts are very dependent on corporate performance and therefore can vary significantly year to year. For example, in fiscal 2007 operating income as a percent of sales in excess of 47% had a positive impact on the pool, whereas flat revenue growth for the same period had a negative impact.

     In 1996, the Company adopted the Senior Executive Bonus Plan to facilitate, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's most highly compensated executive officers. In each of 2000 and 2005, the Company's stockholders approved the continuance of the plan for an additional five years. In fiscal 2007, the participants included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus. In fiscal 2008, the plan will include the Executive Chairman, Chief Executive Officer and each of the Company's three other most highly compensated executive officers. The maximum amount payable to any individual in any one year under the plan is $5 million.

     Stock Options - Stock options are granted periodically to provide additional incentive to executive officers and other key employees to work to maximize long-term total return to stockholders. The options generally vest over a five-year period to encourage option holders to continue in the employment of the Company. The size of stock option grants depends on position, experience, performance and the number of outstanding options already held by the individual. For executive officers, stock options are generally granted on a five quarter rotation. Therefore, an executive officer with longevity with the Company may have options vesting at four times during a given year. Whereas profit sharing and bonuses reward execution for annual performance with respect to corporate goals, stock options are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy.

     Restricted Stock - During fiscal 2005, the Company implemented a restricted stock program. Under the terms of the program, the Company grants certain employees, including executive officers, restricted stock with a per share purchase price equal to the par value of the Company's common stock, which is $0.001 per share. Upon grant, participants receive shares of restricted stock that are subject to a right of reacquisition in favor of the Company that lapses annually, currently over either a three- or five-year period from the date of grant. Participants are entitled to receive dividends on the shares of restricted stock during the vesting period. The restricted stock program was implemented to encourage employee retention.

     The Company views equity awards as essential in hiring and retaining professional talent and in directing the efforts of these key employees to maximize long-term total return to stockholders. In granting stock-based awards going forward, the Company will attempt to attract and retain key employees, while being cognizant of the effects such grants will have on charges to its income statement. Depending on both the performance of the Company's common stock and the hiring environment in the Company's industry, the Company may grant stock options, restricted stock, restricted stock units, stock appreciation rights or other awards as deemed appropriate to meet its employment and financial performance objectives. Accordingly, in recent quarters the Company has granted primarily restricted stock.

     Health and Retirement Benefits - In fiscal 2007, the Company’s executive officers were eligible to receive the same health benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. The Company maintains for its US-based employees a tax-qualified 401(k) Plan, which provides for broad-based employee participation. As part of the Company's profit sharing plan discussed above, a portion of the semi-annual profit sharing is paid directly into the 401(k) retirement plan. The 401(k) contributions are included in the column labeled "All Other Compensation" in the Summary Compensation Table on page 18.

     Perquisites - While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. The Company has a fractional ownership in two different aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplane for personal use for up to 35% of the available flight time in any year. To the extent use of the airplane results in imputed taxable income to Mr. Swanson, the Company makes additional payments to him, so that the net effect to Mr. Swanson is the same as if no income were imputed to him. The personal use of the airplane is included in the column labeled "All Other Compensation” in the Summary Compensation Table on page 18. There are no other significant recurring perquisites granted to the executive officers.

Change of Control Arrangements

     The Company has change of control arrangements with three of its Named Executive Officers, which provide for the executive officers to receive certain payments and benefits if their employment with the Company is terminated in connection with a change of control of the Company. Information regarding applicable payments under such agreements for these executive officers is provided under the heading "Employment Agreements" on page 28. These arrangements are designed to promote stability and continuity of senior management.

Tax and Accounting Implications

Deductibility of Executive Officer Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that does not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

     Commencing on July 4, 2005, the beginning of fiscal 2006, the Company became subject to the requirements set forth in FASB 123R Share-Based Payment and, accordingly, records a charge to its income statement for the estimated value of stock-based awards.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

     Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

David S. Lee
Richard M. Moley
Thomas S. Volpe

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended July 1, 2007

     The following table provides fiscal 2007 compensation information for the Named Executive Officers. Although they are directors of the Company, Messrs. Swanson and Maier received no additional compensation for their services as such.

				Stock	Option	All Other
	Fiscal			Awards	Awards	Compensation
Name and Principal Position	Year	Salary	Bonus ($) (1)	($) (2)	($) (3)	($)		Total ($)
Robert H. Swanson Jr.	2007	$359,826	$1,135,765	$501,089	$318,167	$365,867	(4)	$2,680,714
Executive Chairman
Lothar Maier	2007	389,567	1,310,007	689,865	664,853	18,385	(5)	3,072,678
Chief Executive Officer
Paul Coghlan	2007	357,746	1,270,172	916,598	408,137	19,523	(5)	2,972,176
Vice President, Finance and
Chief Financial Officer
Robert C. Dobkin	2007	333,632	406,486	852,698	224,130	19,377	(5)	1,836,323
Vice President, Engineering and
Chief Technology Officer
Donald E. Paulus	2007	247,774	455,829	556,835	440,522	17,501	(5)	1,718,461
Vice President and General
Manager of Power Products
____________________

(1)	Includes cash profit sharing and cash bonuses earned for the fiscal year, whether accrued or paid.

(2)	Amounts shown in this column reflect the Company's accounting expense for these restricted stock awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising a restricted stock award). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted to the Named Executive Officers in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column relate to awards that vested in fiscal 2007 for awards that were granted from fiscal 2005 though fiscal 2007. No stock awards were forfeited by any of named executive officers during fiscal 2007. For additional information with respect to grants made prior to fiscal 2007, refer to Note 2 of the financial statements in our Form 10-K for the year ended July 1, 2007, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2007.

(3)	Amounts shown in this column reflect the Company's accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the Named Executive Officers. The fair value was estimated using the Black- Scholes option pricing model in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column relate to awards that vested in fiscal 2007 for awards that were granted from fiscal 2002 though fiscal 2007. For additional information, including information on the valuation assumptions with respect to grants made prior to fiscal 2007, refer to Note 2 of the financial statements in our Form 10-K for the year ended July 1, 2007, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2007.

(4)	Includes (a) $17,541 in 401(k) profit sharing distributions earned during the fiscal year and (b) represents the imputed value of $186,900 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which the Company owns fractional interests, plus related tax reimbursements of $157,616.

(5)	Includes 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier $17,696; Paul Coghlan $17,544; Robert C. Dobkin $17,398; and Donald E. Paulus $16,931.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended July 1, 2007

     The following tables show for the fiscal year ended July 1, 2007 certain information regarding stock awards granted to the Named Executive Officers.

		All Other Stock Awards:	Grant Date Fair Value of
		Number of Shares of	Stock and Option
Name	Grant Date	Stock or Units (#) (1)	Awards ($)(2)
Robert H. Swanson Jr.	1/16/2007	50,000	$1,585,450
Lothar Maier	7/25/2006	50,000	$1,546,500
Paul Coghlan	--	--	--
Robert C. Dobkin	--	--	--
Donald E. Paulus	7/25/2006	25,670	$793,947
____________________

(1)	Awards shown in this column are shares of restricted stock. The Company did not grant any stock options in fiscal 2007 to executive officers.

(2)	The grant date fair value of stock awards is based on the fair market value of the Company's common stock on the grant date as determined pursuant to FAS 123R. The value that is placed on a stock award on the grant date could be different than the actual value of the award, which will depend on the fair market value of the Company's common stock when the award vests.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
For Fiscal Year Ended July 1, 2007

     The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended July 1, 2007.

	Option Awards(1)						Stock Awards(2)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying					Number of		Market Value
	Unexercised	Unexercised					Shares or		of Shares or
	Options	Options		Option		Option	Units of Stock		Units of Stock
	Exercisable	Unexercisable		Exercise		Expiration	That Have		That Have
Name	(#)	(#)		Price ($)		Date	Not Vested ($)		Not Vested ($)
Robert H. Swanson, Jr.	300,000	--		$12.	9688	1/12/08	--		--
	200,000	--		28.	1563	4/13/09	--		--
	200,000	--		50.	25	7/28/10	--		--
	500,000	--		38.	25	4/17/11	--		--
	281,400	--		25.	05	7/26/12	--		--
	90,000	10,000	(14)	25.	05	7/26/12	--		--
	200,000	--		40.	88	10/15/13	--		--
	--	--			--	--	50,000	(3)	$1,809,000
	--	--			--	--	40,000	(4)	1,447,200
Lothar Maier	190,000	--		29.	9063	4/26/09	--		--
	45,000	--		50.	25	7/28/10	--		--
	30,000	--		38.	25	4/17/11	--		--
	65,060	--		25.	05	7/26/12	--		--
	31,500	3,500	(14)	25.	05	7/26/12	--		--
	35,000	15,000	(15)	35.	20	7/22/13	--		--
	150,000	--		42.	28	1/14/14	--		--
	60,000	90,000	(16)	35.	61	4/20/12	--		--
	--	--			--	--	50,000	(5)	1,809,000
	--	--			--	--	11,000	(6)	397,980
Paul Coghlan	180,000	--		12.	9688	1/12/08	--		--
	70,000	--		28.	1563	4/13/09	--		--
	70,000	--		50.	25	7/28/10	--		--
	75,000	--		38.	25	4/17/11	--		--
	71,690	--		25.	05	7/26/12	--		--
	67,500	7,500	(14)	25.	05	7/26/12	--		--
	70,000	--		40.	88	10/15/13	--		--
	28,000	42,000	(17)	37.	03	1/18/12	--		--
	--	--			--	--	18,668	(7)	675,408
	--	--			--	--	20,416	(8)	738,651
Robert C. Dobkin	380,000	--		12.	9688	1/12/08	--		--
	90,000	--		28.	1563	4/13/09	--		--
	75,000	--		50.	25	7/28/10	--		--
	70,000	--		38.	25	4/17/11	--		--
	78,060	--		25.	05	7/26/12	--		--
	36,000	4,000	(14)	25.	05	7/26/12	--		--
	40,000	--		40.	88	10/15/13	--		--
	16,000	24,000	(17)	37.	03	1/18/12	--		--
	--	--			--	--	10,668	(9)	385,968
	--	--			--	--	20,666	(10)	747,696
Donald E. Paulus	75,000	--		36.	52	10/17/11	--		--
	11,780	--		25.	05	7/26/12	--		--
	12,000	3,000	(18)	29.	37	1/15/13	--		--
	24,500	10,500	(15)	35.	20	7/22/13	--		--
	17,500	17,500	(19)	36.	12	10/14/14	--		--
	--	--			--	--	25,670	(11)	928,741
	--	--			--	--	9,336	(12)	337,776
	--	--			--	--	8,750	(13)	316,575

____________________

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months.

(2)	Restricted stock vests in equal annual increments over a three or five-year term. The fair market value of the Company's common stock on June 29, 2007, the last day of trading of fiscal 2007 was $36.18

(3)	10,000 shares to vest on January 22, 2008, 10,000 shares to vest on January 22, 2009, 10,000 shares to vest on January 22, 2010, 10,000 shares to vest on January 22, 2011, 10,000 shares to vest on January 22, 2012.

(4)	10,000 shares to vest on October 24, 2007, 10,000 shares to vest on October 24, 2008, 10,000 shares to vest on October 24, 2009, 10,000 shares to vest on October 24, 2010.

(5)	10,000 shares to vest on July 31, 2007, 10,000 shares to vest on July 31, 2008, 10,000 shares to vest on July 31, 2009, 10,000 shares to vest on July 31, 2010, 10,000 share to vest on July 31, 2011.

(6)	11,000 shares vested on August 1, 2007.

(7)	4,667 shares to vest on April 24, 2008, 4,667 shares to vest on April 24, 2009, 4,667 shares to vest on April 24, 2010, 4,667 shares to vest on April 24, 2011.

(8)	20,416 shares vested on August 1, 2007.

(9)	2,667 shares to vest on April 24, 2008, 2,667 shares to vest on April 24, 2009, 2,667 shares to vest on April 24, 2010, 2,667 shares to vest on April 24, 2011.

(10)	20,666 shares vested on August 1, 2007.

(11)	5,134 shares vested on July 31, 2007, 5,134 shares to vest on July 31, 2008, 5,134 shares to vest on July 31, 2009, 5,134 shares to vest on July 31, 2010, 5,134 shares to vest on July 31, 2011.

(12)	2,334 shares to vest on January 23, 2008, 2,334 shares to vest on January 23, 2009, 2,334 shares to vest on January 23, 2010, 2,334 shares to vest on January 23, 2011.

(13)	8,750 shares vested on August 1, 2007.

(14)	Unvested options fully vested on July 26, 2007.

(15)	Unvested options vest equally in semi-annual installments ending on July 20, 2008.

(16)	Unvested options vest equally in semi-annual installments ending on April 20, 2010.

(17)	Unvested options vest equally in semi-annual installments ending on January 18, 2010.

(18)	Unvested options vest equally in semi-annual installments ending on January 15, 2008.

(19)	Unvested options vest equally in semi-annual installments ending on October 14, 2009.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended July 1, 2007

     The following tables show for the fiscal year ended July 1, 2007 certain information regarding options exercised by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive Officer	Acquired on Exercise (#)	Exercise (1)($)	Acquired on Vesting (#)	Vesting (2)($)
Robert H. Swanson	200,000	$4,776,363	10,000	$355,839
Lothar Maier	--	--	11,000	355,839
Paul Coghlan	--	--	25,084	837,111
Robert C. Dobkin	--	--	23,334	769,500
Donald E. Paulus	--	--	11,084	352,978
____________________

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company's common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY
For Fiscal Year Ended July 1, 2007

     The following table provides information as of July 1, 2007 about shares of the Company's common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of the Company's existing equity compensation plans, including the 1988 Stock Option Plan, 1996 Incentive Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

			Number of Securities
			Remaining Available for
			Future Issuance under
			Equity Compensation
	Number of Securities to		Plans (excluding
	be Issued upon Exercise	Weighted Average	securities issuable upon
	of Outstanding Options	Exercise Price of	exercise of outstanding
	and Restricted Stock	Outstanding Options and	options and restricted
Plan	Units as of July 1, 2007	Restricted Stock Units	stock units)
Equity compensation plans approved by
stockholders(1)	15,443,997	$33.24	4,320,898
Equity compensation plans not approved by
stockholders(2)	15,187,087	$34.49	12,541,565
Total	30,631,084	$33.39	16,862,463
____________________

(1)	Consists of shares subject to outstanding options and restricted stock units under the Company's 1988, 1996 and 2005 Equity Incentive Plans, or shares available for future issuance under the 2005 Equity Incentive Plan and the Company's 2005 Employee Stock Purchase Plan.

(2)	The numbers of shares indicated consist of shares subject to outstanding options and restricted stock units or shares available for future issuance under the Company's 2001 Non-Statutory Stock Option Plan. Executive officers and directors of the Company are not eligible to participate in the 2001 Non-Statutory Stock Option Plan. See the description of the 2001 Non-Statutory Stock Option Plan below.

    2005 Equity Incentive Plan

     The Company's 2005 Equity Incentive Plan was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The 2005 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an "Award." Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2005 Equity Incentive Plan. A total of 6,909,222 shares of the Company's common stock have been reserved for issuance under the 2005 Equity Incentive Plan as of July 1, 2007. These shares include shares that remained available for grant under the Company's 1996 Incentive Stock Option Plan at the time the stockholders approved the 2005 Equity Incentive Plan at the 2005 Annual Meeting of Stockholders and that were transferred into the 2005 Equity Incentive Plan at that time. In addition, any shares since that time or in the future that would otherwise return to the 1996 Incentive Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2005 Equity Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with Awards granted to such persons, the 2005 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

     Options. The 2005 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2005 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for an additional 5,000,000 shares.

     The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2005 Equity Incentive Plan must also be at least equal to the fair market value of the Company's common stock on the grant date. The 2005 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program or certain other forms of consideration.

     Options granted under the 2005 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2005 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company's common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

     Restricted Stock. Restricted stock awards may be granted under the 2005 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company's common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). The Company's right to reacquire the shares lapses in accordance with terms and conditions established by the administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. No participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

     Restricted Stock Units. Restricted stock units may be granted under the 2005 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest in accordance specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2005 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. No participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment.

     Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2005 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company's common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. No participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

     Change of Control. In the event of a "change of control," as defined in the 2005 Equity Incentive Plan, each outstanding Award will be treated as the Administrator determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the Administrator, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the Administrator will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the Administrator may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

     With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

    2005 Employee Stock Purchase Plan

     The 2005 Employee Stock Purchase Plan (the "2005 Purchase Plan") was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase the Company's common stock through regular payroll deductions. A total of 1,000,000 shares of common stock were initially reserved for issuance under the 2005 Purchase Plan, of which 664,685 shares remained available for issuance as of July 1, 2007.

     Each employee of the Company or its designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of the Company's capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the Company's employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The Administrator has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently administered, deductions must be either 5% or 10% of an employee's eligible compensation for any given offering period.

     As currently administered, the 2005 Purchase Plan enables participants to purchase shares of the Company's common stock at a purchase price of 85% of the fair market value of the Company's common stock on the last day of each offering period. The fair market value of the Company's common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

     A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of any merger or "change of control," as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such participation rights offering periods, the Administrator will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the Administrator shortens any offering period then in progress, the Administrator will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

    1996 Incentive Stock Option Plan

     The Company's 1996 Incentive Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in July 1996 and was approved by the Company's stockholders in November 1996. The 1996 Plan provided for the granting to employees, including officers, of incentive stock options, and for the granting to employees, officers, directors and consultants of nonqualified stock options.

     The 1996 Plan permitted the Company to grant incentive and non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2005 Equity Incentive Plan.

     The 1996 Plan also permitted the Company to grant nonqualified options that were immediately exercisable by the participant at an exercise price equal to the stock's par value per share. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

     In the event that the Company merges with or into another corporation, or sells substantially all of its assets, the 1996 Plan provides that each outstanding option must be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     At the 2005 Annual Meeting, the Company's stockholders approved the 2005 Equity Incentive Plan to replace the 1996 Plan. As part of the adoption of the 2005 Equity Incentive Plan, all shares remaining available for future grant under the 1996 Plan at that time were transferred to the 2005 Equity Incentive Plan. No further options or rights have been or will be granted under the 1996 Plan. As of July 1, 2007, there were 14,778,135 shares of common stock subject to outstanding options under the 1996 Plan.

    1988 Stock Option Plan

     The 1988 Stock Option Plan (the "1988 Plan") has terms substantially the same as the terms of the 1996 Plan. The Company no longer grants options under this plan. As of July 1, 2007, there were 306,900 shares of common stock subject to outstanding options under the 1988 Plan.

    2001 Non-Statutory Stock Option Plan

     In fiscal 2001, the Board of Directors approved the 2001 Non-Statutory Stock Option Plan (the "2001 Plan"). The 2001 Plan provides for the granting of non-qualified stock options to employees and consultants. The Company cannot grant options under the 2001 Plan to directors or executive officers of the Company.

     Options granted under the 2001 Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2001 Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service.

     The Company may also grant options under the 2001 Plan that are immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options, however, are subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). This Company right of reacquisition generally lapses in annual increments over periods of three to five years, although the vesting schedule may vary on a grant-by-grant basis.

     The exercise price of an option is determined at the time the option is granted and may be less than the current fair market value of the Company's common stock. The 2001 Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program or certain other forms of consideration.

     In the event that the Company merges with or into another corporation, or sells substantially all of the Company's assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     As of July 1, 2007, there were a total of 30,000,000 shares of common stock reserved for issuance under the 2001 Plan, of which 15,187,087 were subject to outstanding options and 12,541,565 shares were available for future issuance.

Employment Agreements

     In January 2002, the Company entered into employment agreements with Mr. Swanson, its current Executive Chairman and then its Chief Executive Officer, Mr. Coghlan, its Chief Financial Officer, and Mr. Dobkin, its Chief Technical Officer.

    Employment Agreement with the Executive Chairman and Former Chief Executive Officer

     Mr. Swanson's employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson's annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $405,000. Mr. Swanson's employment agreement also entitles him to bonuses pursuant to his participation in the Company's Senior Executive Bonus Plan.

     In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Board of Directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson's time. Mr. Swanson's duties have actually resulted in his spending approximately three to four days per week on Company matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus pro rated based on the number of full days Mr. Swanson performs services as Executive Chairman throughout each fiscal year, but his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

     If, in the future, Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than cause (as defined in his employment agreement) or if he resigns as both Chairman and as an employee of the Company, then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year's base salary and an annual target bonus payment (payable in equal installments over twelve months) calculated as two times the average of Mr. Swanson's target bonus for the four six-month bonus periods prior to the date of termination, in each case, as if Mr. Swanson had performed services on a full-time basis and with no limitation on the amount of his actual compensation. In addition, the Company will pay Mr. Swanson's group health and dental plan continuation coverage premiums until the earlier of 18 months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

      If there is a change of control of the Company (as defined in his employment agreement), Mr. Swanson will receive similar benefits to those he is entitled to receive if he is terminated other than for cause, including immediate vesting in full of all his options and restricted stock and payment of one year's salary and target bonuses but payable in a lump sum within five days of the change of control, whether or not he is terminated without cause or he resigns for good reason.

     If Mr. Swanson should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     The Company has a fractional ownership in two different aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

     If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of the Company, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits which are owed by the Company to Mr. Swanson upon termination of employment in the following situations and for the following reasons.

		Termination
	Voluntary	Without
Compensation and Benefits	Resignation	Cause	Change-in-Control	Due to Death
Base Salary	$405,000	$405,000	$405,000	--
Annual Incentive	2,500,000	2,500,000	2,500,000	--
Equity Awards
• Stock Options(1)	111,300	111,300	111,300	55,650
• Restricted Stock(2)	3,256,200	3,256,200	3,256,200	1,628,100
Health Care Benefits	15,397	15,397	15,397	--
__________________

(1)	The value of accelerated options is based on a share price of $36.18 per share as of June 29, 2007 minus the related exercise price of each unvested option multiplied by the number of unvested options as of July 1, 2007.

(2)	The value of accelerated awards is based on a share price of $36.18 per share as of June 29, 2007 multiplied by the number of awards unvested as of July 1, 2007.

    Employment Agreement with Chief Financial Officer

     The employment agreement with Mr. Coghlan, the Company's Chief Financial Officer, originally provided for an annual base salary of $285,000 at the time the agreement was entered into. Mr. Coghlan's annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to $387,000. He is also entitled to bonuses pursuant to the Company's Senior Executive Bonus Plan.

     If Mr. Coghlan is terminated by the Company for any reason other than cause (as defined in his employment agreement), including constructive termination, then he will receive continued payments of his base salary and annual target bonus for six months, and his stock options and restricted stock will immediately vest to the extent they would have vested had he remained employed by the Company for an additional six months. In addition, the Company will pay Mr. Coghlan's group health and dental plan continuation coverage premiums until the earlier of six months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If, after a change of control (as defined in his employment agreement), Mr. Coghlan is terminated for any reason other than cause (as defined in his employment agreement), again including constructive termination, then 50% of his then unvested stock options and restricted stock will immediately vest, and he will receive continued payments of one year's base salary and 50% of his annual target bonus. In addition, the Company will pay Mr. Coghlan's group health and dental plan continuation coverage premiums until the earlier of twelve months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If Mr. Coghlan should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     If payments to Mr. Coghlan under his employment agreement (together with any other payments or benefits he receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon a Change in Control of the Company, and such payments are less than 3.59 multiplied by his "base amount" (as defined in Section 280G), then the payments will be reduced so that no portion of the payments will be subject to excise tax under Section 4999. If payments under Mr. Coghlan's employment agreement (together with any other payments or benefits he receives) would exceed 3.59 multiplied by his "base amount," then Mr. Coghlan will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits which are owed by the Company to Mr. Coghlan upon termination of employment in the following situations and for the following reasons.

	Voluntary	Termination	Termination after
Compensation and Benefits	Resignation	Without Cause	Change-in-Control	Due to Death
Base Salary	--	$193,500	$387,000	--
Annual Incentive	--	565,000	565,000	--
Equity Awards
• Stock Options(1)	--	83,475	41,737	41,737
• Restricted Stock(2)	--	738,650	707,030	707,030
Health Care Benefits	--	2,703	5,403	--
____________________

(1)	The value of accelerated options is based on a share price of $36.18 per share as of June 29, 2007 minus the related exercise price of each unvested option multiplied by the number of unvested options as of July 1, 2007.

(2)	The value of accelerated awards is based on a share price of $36.18 per share as of June 29, 2007 multiplied by the number of awards unvested as of July 1, 2007.

    Employment Agreement with Chief Technical Officer

     The employment agreement with Mr. Dobkin, the Company's Vice President of Engineering and Chief Technical Officer is substantially similar to the Employment Agreement with Mr. Coghlan, as described above, except that Mr. Dobkin’s agreement originally provided for an annual base salary of $280,000, which has been subsequently increased to $340,000.

     The following table describes the payments and/or benefits which are owed by the Company to Mr. Dobkin upon termination of employment in the following situations and for the following reasons described below.

	Voluntary	Termination	Termination after
Compensation and Benefits	Resignation	Without Cause	Change-in-Control	Due to Death
Base Salary	--	$170,000	$340,000	--
Annual Incentive	--	155,000	155,000	--
Equity Awards
• Stock Options(1)	--	44,520	22,260	22,260
• Restricted Stock(2)	--	747,696	566,832	566,832
Health Care Benefits	--	5,132	10,264	--
____________________

(1)	The value of accelerated options is based on a share price of $36.18 per share as of June 29, 2007 minus the related exercise price of each unvested option times the number of unvested options as of July 1, 2007.

(2)	The value of accelerated awards is based on a share price of $36.18 per share as of June 29, 2007 times the number of awards unvested as of July 1, 2007.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

     In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.

     The Company has entered into change of control agreements with three of its Named Executive Officers. These are discussed under "Executive Compensation — Employment Agreements".

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers and reimbursement of many expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company's request.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and ten percent stockholders are also required by Commission rules to furnish the Company with copies of all Section 16(a) forms they file.

     The Company reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, the Company believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended July 1, 2007, except that Mr. Swanson, the Company's Executive Chairman, reported one transaction 14 days late due to an administrative error; Mr. Chantalat, the Company's Vice President, Quality and Reliability, reported one transaction 14 days late due to an administrative error; and Mr. Nickson, the Company's Vice President, North American Sales, reported one transaction 2 days late due to the broker reporting the transaction to the Company late.

AUDIT COMMITTEE REPORT

     The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended July 1, 2007.

      The Audit Committee of the Board of Directors has:

  reviewed and discussed the Company's audited financial statements for the fiscal year ended July 1, 2007 with the Company's management;

  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 61; and

  reviewed the written disclosures and the letter from Ernst & Young LLP required by Independent Standards Board No. 1 and discussed with Ernst & Young LLP its independence.

     Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent registered public accounting firm and the Company's management, the Audit Committee has recommended to the Board of Directors that the Company's financial statements for the fiscal year ended July 1, 2007 be included in the Company's 2007 Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

Thomas S. Volpe, Chairman
David S. Lee
Richard M. Moley

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: September 26, 2007

LINEAR TECHNOLOGY CORPORATION 720 SYCAMORE DRIVE MILPITAS, CA 95035-7487
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Linear Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Linear Technology Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LINEA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LINEAR TECHNOLOGY CORPORATION

Vote On Directors

1.	To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.
	Nominees:
	1)	Robert H. Swanson, Jr.	4)	Richard M. Moley
	2)	David S. Lee	5)	Thomas S. Volpe
	3)	Lothar Maier

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 29, 2008.	☐	☐	☐

And, in their discretion, upon such other matter or matters which may properly come before the meeting and any postponement or adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT ALL STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

LINEAR TECHNOLOGY CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Linear Technology Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 26, 2007, and hereby appoints Lothar Maier and Paul Coghlan, or either of them, as attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Linear Technology Corporation to be held on November 7, 2007, at 3:00 p.m. local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE